Exhibit 1
Purchases of ADSs from
September 20, 2005, through November 3, 2005
Set forth below are the purchases of ADSs from September 20, 2005, through November 3, 2005. All purchases were made in open-market, stock exchange transactions.

Date	Number of Shares	Price per Share
10/04/2005	25,900	$8.75
10/05/2005	10,000	$8.70
10/05/2005	114,200	$8.75
10/06/2005	6,700	$8.65
10/06/2005	1,400	$8.70
10/06/2005	76,300	$8.75
10/07/2005	45,400	$8.75
10/10/2005	7,200	$8.75
10/11/2005	1,000	$8.75
10/12/2005	5,300	$8.75
10/13/2005	600	$8.75
10/17/2005	5,900	$8.75
10/18/2005	3,500	$8.75
10/19/2005	3,800	$8.75
10/20/2005	2,700	$8.75
10/21/2005	10,600	$8.75
10/24/2005	2,400	$8.75
10/25/2005	900	$8.75
10/26/2005	10,700	$8.75
10/27/2005	700	$8.75
10/28/2005	1,700	$8.75
10/31/2005	1,200	$8.75
11/01/2005	2,400	$8.75
11/02/2005	2,700	$8.75
11/03/2005	3,500	$8.75